Exhibit 99.1

Elevation Oncology Reports First Quarter 2023 Financial Results and Highlights Recent Business Achievements

●	Partner CSPC Pharmaceutical Group Limited’s ongoing Phase 1 SYSA1801 (EO-3021) clinical trial data selected for poster presentation and poster discussion at ASCO 2023
●	Presented EO-3021 preclinical proof-of-concept data at AACR 2023 which demonstrated anti-tumor activity in models expressing varying levels of Claudin 18.2; clinical case study highlighted SYSA1801 (EO-3021) induced a confirmed partial response in a patient with metastatic gastric cancer

NEW YORK, May 15, 2023 -- Elevation Oncology, Inc. (Nasdaq: ELEV), an innovative oncology company focused on the discovery and development of selective cancer therapies to treat patients across a range of solid tumors with significant unmet medical needs, today announced financial results for the quarter ended March 31, 2023, and highlighted recent business achievements.

“Throughout the first quarter of 2023, we made significant progress as a company. Most recently, we presented preclinical data for our lead candidate, EO-3021, demonstrating anti-tumor activity in preclinical models expressing varying levels of Claudin 18.2, and highlighted a clinical case study showing EO-3021 induced a confirmed partial response in a patient with metastatic gastric cancer,” said Joseph Ferra, Interim Chief Executive Officer of Elevation Oncology. “This is an exciting time for us as we and our partner, CSPC Pharmaceutical Group Limited, embark on sharing initial clinical data from the ongoing Phase 1 study of EO-3021 at ASCO 2023. In addition, we remain on track to initiate our Phase 1 trial evaluating EO-3021 in the US in the second half of 2023.”

Recent Business Achievements

EO-3021

●	Presented preclinical proof-of-concept data at AACR 2023. Key preclinical findings included demonstrating anti-tumor activity in preclinical xenograft models of pancreatic and gastric cancers expressing varying levels of Claudin 18.2. A single-dose of EO-3021 demonstrated tumor regression across low, medium, and high Claudin 18.2-expressing models, with a lower minimal efficacious dose in models with medium and high levels of Claudin 18.2 relative to models with low levels of Claudin 18.2. EO-3021 also outperformed standard of care chemotherapy in gastric and pancreatic cancer preclinical xenograft models.
●	Highlighted clinical case study of EO-3021 at AACR 2023. A clinical case study of a patient with metastatic gastric cancer in an ongoing Phase 1 clinical trial of SYSA1801 (EO-3021) in China (NCT05009966) conducted by CSPC Pharmaceutical Group Limited (HKEX: 01093) was also highlighted. The patient was treated with dose level 2, or 1.0mg/kg EO-3021, intravenously, every three weeks (treatment ongoing). The best overall response, as evaluated per RECIST v1.1, was a confirmed partial response (66.7% maximal tumor reduction), while the duration of response was approximately 11 months and ongoing.
●	SYSA1801 (EO-3021) Phase 1 data selected for presentation at ASCO 2023. An abstract featuring SYSA1801 (EO-3021) Phase 1 clinical data has been selected for a poster presentation and poster discussion at the upcoming American Society of Clinical Oncology (ASCO) 2023 Annual Meeting, being held June 2-6, 2023, in Chicago, IL. The ongoing Phase 1 dose escalation and dose expansion study is evaluating SYSA1801 in patients with Claudin 18.2-positive advanced solid tumors and is being conducted in China by Elevation Oncology’s partner, CSPC Pharmaceutical Group Limited (CSPC; HKEX: 01093).

Other Pipeline Programs

●	Continue research and development efforts to advance novel therapeutic drug candidates and targets. Additional pipeline programs include those through its existing partnership with Caris Life Sciences.

Expected Upcoming Milestones and Operational Objectives

●	Initiate Phase 1 clinical trial of EO-3021 in the US in the second half of 2023
●	Ongoing target evaluation for future pipeline expansion

First Quarter 2023 Financial Results

As of March 31, 2022, the Company had cash, cash equivalents and marketable securities totaling $73.9 million, compared to $90.3 million as of December 31, 2022.

Research and development expenses for the first quarter 2023 were $7.3 million, compared to $13.6 million for the first quarter 2022. The decrease in R&D expense in the first quarter of 2023 was primarily related to the decrease in costs related to manufacturing clinical supply of seribantumab for use in the CRESTONE clinical trial. The Company prioritized its pipeline and realigned resources to advance its EO-3021 product candidate.

General and administrative expenses for the first quarter 2023 were $4.3 million, compared to $3.8 million for the first quarter 2022. The increase in G&A expense in the first quarter of 2023 was primarily related to increases in personnel costs, professional services and other administrative costs.

Restructuring charges were $5.1 million for the first quarter 2023, and consisted primarily of one-time charges related to the pipeline prioritization and realignment of resources to advance our EO-3021 product candidate, including $1.6 million of termination and contractual termination benefits for severance, healthcare and related benefits.

Net loss for the first quarter 2023 was $17.1 million, compared to $17.3 million for the first quarter 2022.

About EO-3021

EO-3021 (also known as SYSA1801) is a differentiated, clinical-stage antibody drug conjugate (ADC) comprised of an immunoglobulin G1 (IgG1) monoclonal antibody (mAb) that targets Claudin 18.2 and is site-specifically conjugated to the monomethyl auristatin E (MMAE) payload via a cleavable linker with a drug-to-antibody ratio (DAR) of 2. Claudin 18.2 is a specific isoform of Claudin 18 that is only expressed in gastric epithelial cells. During malignant transformation of gastric cancer, the tight junctions may become disrupted, exposing Claudin 18.2 and allowing them to be accessible by Claudin 18.2 targeting agents. Claudin 18.2 can also be expressed in other solids tumors. An Investigational New Drug application for EO-3021 has been cleared by the U.S. Food and Drug Administration.

About Elevation Oncology, Inc.

Elevation Oncology is an innovative oncology company focused on the discovery and development of selective cancer therapies to treat patients across a range of solid tumors with significant unmet medical needs. We are rethinking drug development by seeking out innovative, selective cancer therapies that can be matched to a patient's unique tumor characteristics. Our lead candidate, EO-3021, is a potential best-in-class antibody drug conjugate (ADC) designed to target Claudin 18.2, a clinically validated molecular target. EO-3021 selectively delivers a cytotoxic payload directly to cancer cells expressing Claudin 18.2. We are working to rapidly advance EO-3021 into the clinic in the US across a range of solid tumor indications, as well as exploring other opportunities through new or existing partnerships and business development opportunities to expand our novel oncology pipeline. For more information, visit www.ElevationOncology.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, anticipated preclinical and clinical development activities, expected timing of announcements of clinical results, potential benefits of Elevation Oncology's product candidates, potential market opportunities for Elevation Oncology's product candidates, the ability of Elevation Oncology's product candidates to treat their targeted indications and Elevation Oncology’s expectations about its cash runway. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These forward-looking statements may be accompanied by such words as "aim," "anticipate," "believe," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "might," "plan," "potential," "possible," "will," "would," and other words and terms of similar meaning.  Although Elevation Oncology believes that the expectations reflected in such forward-looking statements are reasonable, Elevation Oncology cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause Elevation Oncology's actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to Elevation Oncology's ability to advance its product candidates, the timing and results of preclinical studies and clinical trials, approvals and commercialization of product candidates, the receipt and timing of potential regulatory designations, the impact of the continued presence of COVID-19 on Elevation Oncology's business, Elevation Oncology's ability to fund development activities and achieve development goals, Elevation Oncology's ability to protect intellectual property, Elevation Oncology's ability to establish and maintain collaborations with third parties, and other risks and uncertainties described under the heading "Risk Factors" in documents Elevation Oncology files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and Elevation Oncology undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Elevation Oncology Investor and Media Contact

Candice Masse, 978-879-7273

Senior Director, Corporate Communications & Investor Relations

Cmasse@elevationoncology.com

Selected Financial Information

(In thousands, except share and per share data)

(unaudited)

	Three months ended March 31,
	2023	2022
Operating expenses:
Research and development	$7,292	$13,575
General and administrative	4,346	3,793
Restructuring charges	5,107	—
Total operating expenses	16,745	17,368
Loss from operations	(16,745)	(17,368)
Other income (expense), net	(309)	93
Loss before income taxes	(17,054)	(17,275)
Income tax expense	5	—
Net loss	$(17,059)	$(17,275)
Net loss per share, basic and diluted	$(0.72)	$(0.74)
Weighted average common shares outstanding, basic and diluted	23,618,559	23,216,206

Comprehensive loss:
Net loss	$(17,059)	$(17,275)
Other comprehensive gain (loss):
Unrealized gain (loss) on marketable securities	110	(204)
Total other comprehensive gain (loss)	$110	$(204)
Total comprehensive loss	$(16,949)	$(17,479)

Selected Financial Information

(In thousands, except share and per share data)

(unaudited)

	March 31,	December 31,
Selected Balance Sheet items (in thousands):	2023	2022
Cash, cash equivalents and marketable securities	$ 73,929	$ 90,280
Prepaid expenses and other current assets	1,906	2,697
Working Capital[1]	62,301	77,285
Total Assets	76,898	94,161
Long-term debt, net of discount	29,600	29,435
Total Stockholders' Equity	33,764	49,032

1 We define working capital as current assets less current liabilities.